Exhibit 11.1

                   VALENCE TECHNOLOGY, INC. AND SUBSIDIARIES
                      (companies in the development stage)
                 STATEMENT OF CALCULATION OF NET LOSS PER SHARE
                    (in thousands, except per share amounts)

                              -------------------

                                                 Three Months Ended                Six Months Ended
                                            ------------------------------   -----------------------------
                                            September 29,   September  24,   September 29,   September 24,
                                                1996           1995             1996             1996
                                            -------------   --------------   -------------   -------------
Actual weighted average shares of common
  stock outstanding for the period             21,672          20,128            21,671         20,120

Net loss for period                           $(3,429)        $(8,678)          $(6,623)      $(11,821)

Net loss per share for period                 $ (0.16)        $ (0.43)          $ (0.31)      $  (0.59)

Dilutive common stock warrants and stock options have not been included in the calculations of common and common equivalent shares to calculate net loss per share, as their inclusion would be antidilutive.













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